                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                  SYNTEL, INC.,
                             A MICHIGAN CORPORATION,


                                  METIER, INC.

                            A CALIFORNIA CORPORATION,

                                   VIVIAN CHOW

                                  ARABELLA LAM

                                   RONALD KONG

                                       AND

                               YAYOI CHRISTIANSEN




                                      AS OF
                                  JULY 1, 1999



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

I. PURCHASE AND SALE OF ACQUIRED ASSETS                                       1
         1.1.     Purchase and Sale.                                          1
         1.2.     Acquired Assets.                                            1
         1.3.     Transfer of Title to Acquired Assets.                       4
         1.4.     Excluded Assets.                                            4
         1.5.     Certain Liabilities Assumed.                                5
         1.6.     Liabilities Not Assumed.                                    6
         1.7.     Purchase Price.                                             8
         1.8.     Employee Retention Options.                                 13
         1.9.     Allocation.                                                 14
         1.10.    Post Effective Date Taxes.                                  14

II. CLOSING                                                                   14
         2.1.     Closing Date.                                               14
         2.2.     Deliveries at the Closing.                                  14
         2.3.     Third Party Consents.                                       16

III. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS            16
         3.1.     Organization.                                               17
         3.2.     Qualification; Location of Business and Assets.             17
         3.3.     Subsidiaries and Investments.                               17
         3.4.     Authority and Enforceability.                               17
         3.5.     Third-Party Consents.                                       18
         3.6.     No Conflict or Violation.                                   18
         3.7.     Financial Condition and Liabilities.                        18
         3.8.     Absence of Certain Changes.                                 19
         3.9.     Accounts Receivable.                                        21
         3.10.    Inventories.                                                21
         3.11.    Title.                                                      21
         3.12.    Condition of Assets.                                        22
         3.13.    Owned Real Property.                                        22
         3.14.    Leased Real Property.                                       22
         3.15.    Leased Personal Property.                                   23
         3.16.    Employment Matters.                                         23
         3.17.    Employee Benefit Plans.                                     26
         3.18.    Material Contracts.                                         29
         3.19.    Customers and Suppliers.                                    30
         3.20.    Tax Returns and Taxes.                                      30


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         3.21.    Licenses and Permits.                                       31
         3.22.    Intellectual Property Rights.                               31
         3.23.    No Pending Litigation or Proceedings.                       33
         3.24.    Compliance with Laws.                                       33
         3.25.    OSHA.                                                       33
         3.26.    Environmental Matters.                                      34
         3.27.    Insurance Coverage.                                         36
         3.28.    Products Liability and Warranty and Indemnity Claims.       36
         3.29.    Software Applications; Year 2000.                           36
         3.30.    Insider Interests.                                          38
         3.31.    Brokers and Finders.                                        38
         3.32.    Disclosure.                                                 38
         3.33.    Last Regularly-Prepared Balance Sheet.                      39
         3.34.    Financial Accounts.                                         39
         3.35.    Checking Account.                                           39
         3.36.    Subcontractor Agreements.                                   39

IV. REPRESENTATIONS AND WARRANTIES OF BUYER                                   39
         4.1.     Organization.                                               39
         4.2.     Authority and Enforceability.                               40
         4.3.     Third-Party Consents.                                       40
         4.4.     No Conflict or Violation.                                   40
         4.5.     Brokers and Finders.                                        40
         4.6.     SEC Documents.                                              41

V. COVENANTS                                                                  41
         5.1.     Access to Information.                                      41
         5.2.     Conduct of Business.                                        42
         5.3.     Consents.                                                   42
         5.4.     Best Efforts.                                               42
         5.5.     Further Assurances.                                         42
         5.6.     Update Schedules.                                           43
         5.7.     Bulk Transfer Laws.                                         43
         5.8.     Change in Name.                                             43
         5.9.     Checks and Drafts.                                          43
         5.10.    COBRA/ERISA/Applicable State Law.                           44
         5.11.    Endorsement Authorization.                                  44
         5.12.    Tax Clearance Certificates, Filings and Notices.            44
         5.13.    Cooperation in Litigation.                                  44
         5.14.    Exclusivity.                                                44
         5.15.    Press Releases.                                             45
         5.16.    Confidentiality.                                            45
         5.17.    Landlord Estoppel Letters.                                  45
         5.18.    Share Price Guaranty.                                       46


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         5.19.    Audit of Post-Effective Date Payments.                      47
         5.20.    Metier Division's Operating Guidelines.                     47

VI. CONDITIONS TO CLOSING                                                     47
         6.1.     Conditions to Obligations of Buyer.                         47
         6.2.     Conditions to Obligations of Seller.                        49

VII. INDEMNIFICATION                                                          49
         7.1.     Indemnification By Seller.                                  49
         7.2.     Indemnification by Buyer.                                   50
         7.3.     Basket; Indemnity.                                          51
         7.4.     Defense of Claims.                                          51
         7.5.     Environmental Matters.                                      53
         7.6.     Survival of Representations and Warranties.                 53
         7.7.     Remedies.                                                   53
         7.8.     Payment; Offset.                                            54

VIII. TERMINATION                                                             54
         8.1.     Termination.                                                54
         8.2.     Effect of Termination.                                      55

IX. CERTAIN DEFINITIONS                                                       55

X.  OTHER PROVISIONS                                                          59
         10.1.    Dispute Resolution.                                         59
         10.2.    Annexes, Exhibits and Schedules.                            61
         10.3.    Amendment.                                                  61
         10.4.    No Waiver.                                                  61
         10.5.    Entire Agreement; No Third Party Beneficiaries.             61
         10.6.    Governing Law.                                              61
         10.7.    Accounting Terms.                                           61
         10.8.    Notices.                                                    62
         10.9.    Counterparts; Headings.                                     63
         10.10.   Expenses.                                                   63
         10.11.   Construction.                                               63
         10.12.   Successors and Assigns.                                     63


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                                    EXHIBITS

A        Intentionally Omitted
B        Assumption Agreement
C        Bill of Sale
D        Metier Division Operating Guidelines
E-1      Form of Employment Agreement (Executive)
E-2      Form of Employment Agreement (Non-Executive)
F        Form of Non-Competition Agreement
G        Form of Seller's Confidentiality, Nondisclosure and Non-Competition
         Agreements
H        Opinion of Seller's Counsel
I        Opinion of Buyer and of Buyer's Counsel
J        Seller Financial Statements

                               INDEX OF SCHEDULES

Schedule A              -   Holders
Schedule 1.5            -   Certain Liabilities Assumed
Schedule 1.9            -   Purchase Price Allocation
Schedule 3.2            -   Qualification; Location of Business and Assets
Schedule 3.3            -   Interest Held In Other Entities
Schedule 3.5            -   Third-Party Consents
Schedule 3.6            -   No Conflict or Violation
Schedule 3.8            -   Absence of Certain Changes
Schedule 3.9            -   Accounts Receivable
Schedule 3.11           -   Title
Schedule 3.14           -   Leased Real Property
Schedule 3.15           -   Leased Personal Property
Schedule 3.16           -   Employment Matters
Schedule 3.17           -   Employee Benefit Plans
Schedule 3.18           -   Material Contracts
Schedule 3.19           -   Customers and Suppliers
Schedule 3.20           -   Tax Returns and Taxes
Schedule 3.21           -   Licenses and Permits
Schedule 3.22           -   Intellectual Property Rights
Schedule 3.23           -   Litigation
Schedule 3.24           -   Compliance with Laws
Schedule 3.25           -   OSHA
Schedule 3.26           -   Environmental Matters
Schedule 3.27           -   Insurance Coverage
Schedule 3.28           -   Product Liability and Warranty Claims
Schedule 3.29           -   Software Applications; Year 2000
Schedule 3.30           -   Insider Interests
Schedule 3.34           -   Financial Accounts
Schedule 5.1            -   Confidential Information


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                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of July 1, 1999 (the "Effective Date"), by and among SYNTEL, INC., a Michigan corporation (the "Buyer") and METIER, INC., a California corporation (the "Seller"), and each of the following shareholders of Seller: Vivian Chow, Arabella Lam, Ronald Kong and Yayoi Christiansen (individually, each a "Shareholder" and collectively, the "Shareholders").

         Seller is a provider of information technology consulting services and is located in Los Angeles, CA, with major offices in San Diego, CA, Costa Mesa, CA and Phoenix, AZ (the "Business").

         Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement (the "Asset Purchase").

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

               I. PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1.  PURCHASE AND SALE.

          Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer agrees to purchase, at the Closing (as defined in Section 2.1), all the Acquired Assets free and clear of all Liens (as defined in Article IX), liabilities or obligations, except those expressly assumed by Buyer pursuant to Section 1.5.

         1.2.  ACQUIRED ASSETS.

          The term "Acquired Assets" means all of the assets, properties, goodwill and rights owned by Seller and used or held for use in connection with the operation of the Business, of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.4), including, but not limited to, the following:

              (a) Seller's business checking account maintained at Citibank FSB,
                  San Francisco, California, account number 601031909 (the "Checking Account"), which as of June 30, 1999 had a book value of approximately $3,752,943.90;


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              (b) all accounts and notes receivable;

              (c) all inventory (including raw materials, components, work in process, finished goods, service parts and supplies, packaging materials and similar items);

              (d) all machinery, equipment (including, but not limited to computer equipment, network equipment, leasehold improvements and Software (as defined in Article IX)), trade fixtures, spare parts, furniture, designs, drawings and supplies;

              (e) all rights in, to and under all leases of tools, furniture, machinery, supplies, equipment and other items of personal property, including those listed on Schedule 3.15;

              (f) all leasehold, fee simple and other interests in real property of Seller listed on Schedule 3.14, in each case together with all buildings, improvements, fixtures and all appurtenances thereto;

              (g) all right, title and interest of Seller in, to and under all
                  Intellectual Property Rights (as defined in Article IX);

              (h) to the extent legally assignable, all right, title and interest of Seller in, to and under all franchises, licenses, permits, orders, certificates, approvals and other governmental authorizations which are necessary to own or lease and operate the Acquired Assets and to conduct the Business as it has been conducted by Seller (the "Permits"), including those listed on Schedule 3.21;

              (i) all right, title and interest of Seller in, to and under all contracts, agreements, purchase orders, customer orders and work orders listed on Schedule 3.18, except for contracts listed on Section B of Schedule 3.18 which pertain to "headhunters" or placement agents (it being understood that, to the extent any such "headhunters" or placement agents are utilized after the Closing Date, they will be compensated pursuant to terms negotiated directly by Buyer); provided, however (with respect to the above exception), that Buyer agrees to pay any fees that were accrued under such contracts between the Effective Date and the Closing Date;

              (j) all computer programs and a copy of the source code and object code of all such programs, together with all additions, modifications, updates, and enhancements thereto; all design specifications including, but not limited to, program descriptions, system flow charts, file layouts, report layouts, screen


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                  layouts, and all other computer program documentation; and all user's manuals, training manuals, sales literature, and other system and operations documentation relating to such computer programs;

              (k) all rights, claims, causes of action and choses in action against third parties (including, but not limited to, rights against suppliers under warranties covering any inventory, machinery or equipment) existing on the Closing Date, the benefits of which have been assumed by or assigned to Buyer pursuant to this Agreement;

              (l) all stationery, forms, labels, shipping materials, brochures, art work, photographs, advertising materials, and any similar items;

              (m) all rights in connection with prepaid expenses with respect to the assets being sold hereunder;

              (n) all letters of credit issued to Seller;

              (o) all insurance policies not included in the Excluded Assets;

              (p) all sales and promotional materials, catalogues and
                  advertising literature;

              (q) all telephone numbers of Seller and all lock boxes to which
                  Seller's account debtors remit payments;

              (r) all products and security deposits;

              (s) all books and records relating to the Business, including, but not limited to, financial, accounting records, employee payroll, I-9 and other non-confidential information relating to employees of Seller who accept offers of employment with Buyer, property records, production records, engineering records, environmental compliance records, files, invoices, customer lists and records, supplier lists and records and other data owned or used by Seller relating to the Acquired Assets described in subparagraphs (a) through (r) of this
                  Section 1.2; and

              (t) all other tangible and intangible assets of Seller relating to the Business, whether or not carried at value or listed on the books and records of Seller, and whether or not in the possession of Seller or others.


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         1.3.  TRANSFER OF TITLE TO ACQUIRED ASSETS.

          The sale, assignment, conveyance, transfer and delivery by Seller of the Acquired Assets shall be made at the Closing by such general warranty deeds, bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in Buyer, as of the Closing Date (as defined in Section 2.1), good and marketable title to the Acquired Assets, free and clear of all Liens, except for the Assumed Liabilities (as defined in Section 1.5). The sale shall be effective retroactively to the Effective Date. Any transfer or recording charges relating to the Acquired Assets will be paid by Seller. Any sales taxes assessed on or applicable to the conveyance of real estate or personal property hereunder will be paid by Buyer.

         1.4.  EXCLUDED ASSETS.

          The term "Excluded Assets" means:

              (a) Seller's Merrill Lynch account, having account number 250-07T47 (the "Merrill Lynch Account");


              (b) minute books, stock records, tax returns and similar corporate records of Seller;

              (c) the rights of Seller to any of Seller's claims for any federal, state, local or foreign tax refunds related to the Business for periods prior to July 1, 1999;

              (d) Seller's Employee Plans (as defined in Section 3.17(a));

              (e) insurance policies of Seller in effect as of the Closing Date and rights in connection therewith (except for insurance policies that constitute "employee welfare benefit plans" under Section 3(1) of ERISA (as herein defined)), unless prior to the Closing, Buyer elects, by written notice delivered to Seller prior to the Closing Date, to accept assignments of any of such insurance policies;

              (f) rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

              (g) any rights which the Seller may have to the book entitled "Oracle


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         Certified Preferred Financials Exam Guide," written by Vivian Chow and
         Christopher Allen;

              (h) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets; and

              (i) personnel files of employees of Seller who do not accept offers of employment with Buyer.


         1.5. CERTAIN LIABILITIES ASSUMED.

          Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and deliver to Seller on the Closing Date an agreement in the form attached hereto as Exhibit B (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to pay, perform and discharge the following (subject to the limitations in Section 1.6), which shall be referred to herein collectively as the "Assumed Liabilities":

              (a) the accounts payable and accrued liabilities of Seller listed on Schedule 1.5;

              (b) Seller's obligation to pay California sales tax on the sale of assets contemplated hereby;

              (c) the reasonable fees and costs of (1) Clark & Trevithick associated with the negotiation and execution of this Agreement and the transactions contemplated hereby; (2) C. H. Fu & Associates related to the preparation of accounting information related to this Agreement and the transactions contemplated hereby; or (3) any other legal or accounting or professional fees paid or payable arising out of or related to this Agreement or the transaction contemplated thereby, which fees and costs shall be paid at the Closing (except that, with respect to Clark & Trevithick only, estimated fees and costs shall be paid at the Closing, with the remaining fees and costs to be paid within 30 days of the Closing); provided, however, that such fees and costs may not exceed $150,000 in the aggregate;

              (d) the brokerage fees and costs of Broadview Int'l LLC with respect to the transactions contemplated hereby, which fees and costs shall be paid at the Closing; provided, however, that said broker fees and costs shall not exceed $500,000, plus 1% of the amount by which the value of the Closing Consideration exceeds $20,000,000;


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              (e) all obligations and liabilities of Seller under the contracts and agreements which are to be acquired by Buyer pursuant to the provisions of this Agreement, and with respect to which Buyer succeeds to the rights of Seller thereunder, to the extent that such obligations and liabilities accrue from and after the Effective Date; and

              (f) all accrued liabilities as of the Closing Date for unexercised vacation benefits for any Seller Employee not accepting employment with Buyer.

         The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

         1.6. LIABILITIES NOT ASSUMED.

          Except as set forth in Section 1.5, Buyer shall not assume and shall not be responsible to pay, perform or discharge any other obligations, liabilities, contracts or commitments of Seller of any kind or nature whatsoever (the "Excluded Liabilities"). Seller shall pay and satisfy when due all Excluded Liabilities. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities shall include, but not be limited to, the following:

              (a) any obligations or liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, brokers and others to the extent such fees and expenses exceed the amounts assumed by Buyer as set forth in Section 1.5 of the Agreement;

              (b) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits and Environmental Permits (as defined in Article IX) which are not assigned to Buyer pursuant to the provisions of this Agreement; any liabilities for retrospective or similar insurance premium adjustments;


              (c) any liabilities of Seller in connection with or arising out of the transfer or assignment of any lease, contract, commitment, or other agreement, including, without limitation, under any computer software agreement;


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              (d) any liabilities of Seller under collective bargaining
         agreements pertaining to the Employees; any liabilities of Seller to pay severance benefits to Employees of Seller whose employment is terminated prior to the Effective Date or in connection with or following the sale of the Acquired Assets pursuant to the provisions hereof; or any liability under any Federal or state civil rights or similar law, or the so-called "WARN Act", resulting from the termination of employment of employees;

              (e) product warranty and indemnity liabilities of Seller with respect to products shipped on or prior to the Effective Date and products constituting finished goods inventory as of the Effective Date whether such warranty and indemnity liabilities arise pursuant to the assumed contracts or otherwise;

              (f) any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representations, warranty, agreement or guarantee made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller on or prior to the Effective Date;

              (g) any obligations or liabilities of Seller arising under or in connection with any Employee Plan (as defined in Section 3.17(a)), except for the vacation benefit payment assumed in Section 1.5(f);

              (h) any obligations or liabilities of Seller for any present or past employees, agents or independent contractors of Seller, including, without limitation, any workers' compensation claims and employee severance claims;

              (i) any obligations or liabilities with respect to the litigation, investigations and other matters set forth on Schedule 3.23;

              (j) any obligations or liabilities for any Taxes (as defined in Section 3.20) of Seller; excluding any California sales taxes arising from or associated with the conveyance and transfer from Seller to Buyer of the Acquired Assets; and

              (k) any other obligation or liability of Seller of any kind or nature, whether now in existence or hereafter arising, not constituting Assumed Liabilities.

         1.7.  PURCHASE PRICE.

          The purchase price for the Acquired Assets shall be as set forth in this Section


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

1.7. Certain capitalized terms in this Section 1.7 shall have the meanings ascribed thereto in Section 1.7(f):

              (a) Cash and Stock. At the Closing, Buyer shall pay to Seller $17,389,611 (the "Cash Consideration") (i.e., $18,650,000, less
         $840,535 ($840,535 representing the fair market value of the Merrill Lynch Account on the date said account was liquidated) and less $419,854 ($419,854 representing the exercise price of vested options issued under Seller's non-qualified stock option plan)). On the date one year following the Closing Date (as defined in Section 2.1 herein), Buyer shall deliver to Seller 300,000 shares of Buyer's Common Stock, (the "Stock Consideration"), (collectively, the Cash Consideration and the Stock Consideration are the "Closing Consideration"). The Stock Consideration, when delivered, shall be unrestricted and fully registered and tradable to the public. The Stock Consideration shall be subject to the Share Price Guaranty as defined in Section 5.18 of this Agreement.

              (b) Advance. Buyer hereby agrees to advance $1,600,000 (the "Advance") to Seller. The Advance represents an advance payment of the Earn-Outs described in Section 1.7(c). The Advance shall be advanced on April 1, 2000. The Advance shall be adjusted from the Earn-Out proceeds earned by Seller. To the extent Seller does not achieve the sufficient Earn-Out to repay the Advance in full, Seller shall not be required to repay any portion of the deficiencies.

              (c) Gross Revenues and EBIT Earn-Outs. The Buyer shall pay additional consideration to Seller based on the Metier Division's achievement of certain revenues and earnings targets as set forth in this Section 1.7(c). Such consideration shall be payable in accordance with the terms of Section 1.7(e).


                   (i) Gross Revenues Earn-Out. The Gross Revenues Earn-Out will be paid in two installments. The first installment will be an amount equal to (A) 11.95% multiplied by (B) the difference of (w) the Gross Revenues for the 2000 Earn-Out Period (not to exceed $40,353,000), minus (x) $25,221,000. The second installment will be an amount equal to (C) 11.95% multiplied by (D) the difference of (y) Gross Revenues for the 2001 Earn-Out Period, less (z) $40,353,000). The aggregate Gross Revenues Earn-Out shall not exceed $4,410,000.

                   (ii) EBIT Earn-Out. The EBIT Earn-Out will be paid in two installments. The first installment will be an amount equal to (A) the applicable Earn-Out Multiple for the year 2000; multiplied by
              (B) the difference of (w) the EBIT for the 2000 Earn-Out Period (not to exceed


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

              $9,233,000), less (x) $4,271,000. The second installment will be an amount equal to (C) the applicable Earn-Out Multiple for the year 2001; multiplied by (D) the difference of (y) EBIT for the 2001 Earn-Out Period, less (z) $9,233,000. The aggregate EBIT Earn-Out shall not exceed $6,590,000.

                   (iii) Earn-Out Limitation. Notwithstanding clauses 1.7(c)(i)
              and 1.7(c)(ii), the aggregate Earn-Outs described in this Section 1.7(c) shall not exceed and Buyer shall not be obligated to pay in excess of $11,000,000.

              (d) Additional Earn-Out. Buyer shall pay Seller additional consideration (the "Additional Earn-Out") in the event the Metier Division meets or exceeds certain aggregate revenues and EBIT targets for the 2000 Earn-Out Year and the 2001 Earn-Out Year. The Additional Earn-Out will be paid in one installment after the 2001 Earn-Out Year and in accordance with the terms of Section 1.7(e). If each of the following conditions are satisfied:

                   (i) Gross Revenues (A) during the 2000 Earn-Out Year equal or exceed $38,335,350; and (B) during the 2001 Earn-Out Year equal or exceed $62,143,000; and

                   (ii) the EBIT Margin during (A) the 2000 Earn-Out Year is equal to or greater than 21.755% and (B) the 2001 Earn-Out Year is equal to or greater than 26.9%; and


                   (iii) the aggregate Gross Revenues for the 2000 Earn-Out Year and the 2001 Earn-Out Year equal or exceed $112,750,000; and

                   (iv) the quotient (expressed as a percentage) of (A) the sum of (i) EBIT during the 2000 Earn-Out Year plus (ii) EBIT during the 2001 Earn-Out Year; divided by (B) the sum of (i) Gross Revenues for the 2000 Earn-Out Year plus (ii) Gross Revenues for the 2001 Earn-Out Year is equal to or greater than 25.5%, then the Additional Earn-Out shall be an amount equal to $1,000,000 multiplied by the Revenue Multiple.

              (e) Procedure for Payment of Earn-Outs. As soon as practicable after the close of the Metier Division's books for each Earn-Out Period, but, in any event, no later than ninety (90) days after the end of each such Earn-Out Period (except in the case of the Additional Earn-Out, which shall be calculated no later than ninety (90) days after the end of the 2001 Earn-Out Period), Buyer will determine the final aggregate amount of the Earn-Out, if any, for such preceding Earn-Out Period based upon Buyer's internal accounting records, and shall notify Seller in writing of the amount of the Earn-Out, if any (the "Earn-Out Notice"). Seller may, within thirty
         (30) days after receipt of an Earn-Out Notice, deliver to Buyer written notice (the "Dispute Notice") identifying any dispute that Seller may have with respect to the amount set forth in the Earn-Out Notice. If a Dispute Notice is not delivered by Seller to Buyer within such thirty
         (30) day period, the amount of the applicable Earn-Out, if any, set forth in the Earn-Out Notice shall be final and binding on the parties hereto. Within fifteen (15) days following Buyer's receipt of a Dispute Notice, Buyer, on the one hand, and Seller, on the other hand, shall in good faith attempt to agree upon the Gross Revenues Earn-Out, the EBIT Earn-Out or the Additional Earn-Out, if any, for the applicable Earn-Out Period(s). If Buyer, on the one hand, and Seller, on the other hand, cannot agree to the amount of the Earn-Out, if any, for such Earn-Out Period(s), they shall jointly submit the disputed portion of any Earn-Out for final determination by a Big 5 Accounting firm other than Ernst &Young or Price Waterhouse Coopers (the "Arbitrating Accountant"). The Buyer and the Seller shall select Arthur Andersen as the Arbitrating Accountant, unless Arthur Andersen (i) has a relationship with the Buyer or the Seller which creates a conflict of interest; or (ii) is otherwise unavailable to serve as the Arbitrating Accountant. If Arthur Andersen is unavailable, the Buyer and the Seller shall select Deloitte & Touche as the Arbitrating Accountant, unless Deloitte & Touche is similarly unavailable, in which case the Buyer and the Seller shall select KPMG Peat Marwick as the Arbitrating Accountant. The Arbitrating Accountant's determination shall be made within ninety (90) days of the date on which the dispute is submitted to the Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be shared equally between the Buyer and Seller. The Arbitrating Accountant's determination as to the disputed amount of the Earn-Out for such Earn-Out Period(s) shall be final and binding on the parties hereto. The Earn-Out awarded to Seller shall be paid by Buyer to Seller in cash and within fifteen days of the final determination of the Earn-Out, if any, with interest at the "prime" rate of Bank of America NT&SA from time to time in effect from the date the Earn-Out would otherwise have been due. In connection with the determination of each of the Earn-Outs, Buyer shall give Seller and the Arbitrating Accountant, as applicable, reasonable access to the portion of its books and records which are relevant to the calculation of the Earn-Out to which the Dispute Notice relates for such Earn-Out Period(s) during normal business hours upon reasonable advance notice.

              (f) Definitions. For purposes of this Section 1.7, the following terms shall have the following meanings:

                   (i)   "Earn-Out" means any of the Earn-Outs described in
              Section 1.7(c) or the Additional Earn-Out described in Section 1.7(d).

                   (ii) "Earn-Out Multiple" means, for a specified EBIT Margin during a given Earn-Out Period, the number set forth under the applicable row and column below for such Earn-Out Period and beside the EBIT Margin achieved during the applicable Earn-Out
              Period:


                                               EARN-OUT PERIOD
                                               ---------------
           EBIT MARGIN                           2000             2001
           -----------                           ----             ----
           Less than 17.0%                       0.00             0.00
           Greater than or equal to              0.19             0.00
           17.0% and less than 19.0%
           Greater than or equal to              0.39             0.00
           19.0% and less than 21.0%
           Greater than or equal to              0.48             *
           21.0% and less than 22.9%
           Greater than or equal to              *                0.19
           21.0% and less than 23.0%
           Greater than or equal to              0.53             *
           22.9% and less than 25.0%
           Greater than or equal to              *                0.39
           23.0% and less than 25.0%
           Greater than or equal to              0.53             0.48
           25.0% and less than 26.9%
           Greater than or equal to              0.53             0.53
           26.9%

         For example, if (A) during the 2000 Earn-Out Period, the EBIT Margin achieved by the Metier Division is 21.5%, then the Earn-Out Multiple for the 2000 Earn-Out Period will be 0.48; and (B) during the 2001 Earn-Out Period, the EBIT Margin achieved by the Metier Division is 21.5%, then the Earn-Out Multiple for the 2001 Earn-Out Period will be 0.19.

                   (iii) "EBIT" shall mean the Metier Division's earnings before interest and income taxes, as reported in accordance with generally accepted accounting principles consistently applied throughout the periods involved, excluding amortization charges attributable to the goodwill resulting from the Buyer's purchase of the Seller and its assets.

                   (iv)   "EBIT Earn-Out" shall mean the Earn-Out described in
              Section 1.7(c)(ii).

                   (v) "EBIT Margin" for a given period means the quotient (indicated as a percentage) obtained by dividing (i) EBIT for such period, by (ii) the Gross Revenues for such period. For example, if Gross Revenues for the 2000 Earn-Out Period is $40.0 million and the EBIT for the 2000 Earn-Out Period is $9.0 million, then the EBIT Margin for the 2000 Earn-Out Period would be 22.5%.

                   (vi) "Gross Revenues" shall mean the Metier Division's gross revenues as reported in accordance with generally accepted accounting principles consistently applied throughout the periods involved, but which shall not include customer reimbursable expenses.

                   (vii) "Gross Revenues Earn-Out" shall mean the Earn-Out described in Section 1.7(c)(i).

                   (viii) "Metier Division" means Seller's operating division as more particularly described in Exhibit D.

                   (ix) "Revenue Margin" means the quotient (expressed as a
              percentage) of (A) the sum of Gross Revenues for the 2000 Earn-Out Year plus the Gross Revenues for the 2001 Earn-Out Year; divided by (B) $102,500,000.

                   (x) "Revenue Multiple" means the number set forth under the column entitled Multiple for the applicable Revenue Margin set forth in the left column below:


                  REVENUE MARGIN                               MULTIPLE
                  --------------                               --------
                  Less than 110%                                0
                  Greater than or equal to 110% and less        1
                  than 120%
                  Greater than or equal to 120% and less        2
                  than 130%



                  Greater than or equal to 130% and less        3
                  than 140%
                  Greater than or equal to 140% and less        4
                  than 150%
                  Greater than or equal to 150%                 5

              For example, if the Revenue Margin equals 147%, then the Revenue Multiple is 4.

                   (xi) "2000 Earn-Out Period" means the period commencing on January 1, 2000 and ending on December 31, 2000.

                   (xii) "2001 Earn-Out Period" means the period commencing on January 1, 2001 and ending on December 31, 2001.


         1.8.  EMPLOYEE RETENTION OPTIONS.

          Buyer agrees to issue to the former employees of Seller who accept employment with Buyer (the "Retained Employees") options to purchase shares of Buyer's Common Stock under Buyer's incentive stock option program (the "Options"). If all of Seller's employees accept employment with Buyer, an aggregate of at least: (i) 269,927 Options to be issued promptly following the Closing Date; (ii)70,273 Options to be issued on or prior to December 31, 1999;
(iii) 223,021 Options to be issued on or prior to December 31, 2000; (iv) 234,813 Options to be issued on or prior to December 31, 2001; (v) 158,197 Options to be issued on or prior to December 31, 2002; and (vi) 85,521 Options to be issued on or prior to December 31, 2003. The options to be issued in any calendar year shall be issued to employees based on their anniversary dates of employment with Seller. If less than all of Seller's employees accept employment with Buyer, the foregoing amounts shall be reduced by the number of Options which would have been issued to the employees of Seller who did not accept employment with Buyer. Buyer and Seller will agree on an allocation of the foregoing Options among the Retained Employees promptly following the Closing Date and in no event later than October 31, 1999. If a Retained Employee is not employed by Buyer on the date of any of the future option grants, such Retained Employee shall not be entitled to receive any Options as part of such grant and the Options which would otherwise have been issued to such employee shall not be issued. Any options issued pursuant to this Section 1.8 shall be governed by the terms of Buyer's standard option agreement, and shall be subject to the Buyer's standard vesting schedule. The exercise price for each share under a particular option shall equal the fair market value of the Buyer's Common Stock on the date of issuance of the option, as determined in good faith by Buyer's Board of Directors.

         1.9.  ALLOCATION.

          The allocation of the Purchase Price and Assumed Liabilities to the Acquired Assets and Assumed Liabilities (the "Allocation") shall be as is set forth on Schedule 1.9. The parties acknowledge that the Allocation has been determined pursuant to arm's length bargaining between the parties regarding the fair market values of the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall report (including with respect to the filing of Form 8594 to the Internal Revenue Service) the sale and purchase of the Acquired Assets for all income tax purposes in a manner consistent with such Allocation and will not, in connection with the filing of such return, make any Allocation of the Purchase Price and Assumed Liabilities which is contrary to the Allocation. The parties agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation.

         1.10. POST EFFECTIVE DATE TAXES.

          Buyer agrees that for state and federal income tax purposes it will report all accrual basis income and expenses of Seller for the period commencing the Effective date.

                                   II. CLOSING

         2.1.  CLOSING DATE.

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Clark & Trevithick, 800 Wilshire Boulevard, 12th Floor, Los Angeles, CA at 10 a.m., local time, on September 22, 1999, or at such other location, time or date as may be mutually agreed upon between Buyer and Seller (such time and date being herein called the "Closing Date").

         2.2.  DELIVERIES AT THE CLOSING.

          At the Closing:

               (a) Seller shall deliver or cause to be delivered to Buyer:

                   (i) a duly executed general assignment and bill of sale in the form attached hereto as Exhibit C (the "Bill of Sale");

                   (ii) such other deeds, assignments, conveyances and other instruments of transfer relating to the Acquired Assets, in form and substance reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request to effect the sale to Buyer of the Acquired Assets and to convey good and marketable title to the Acquired Assets;

                   (iii) a power of attorney in favor of Buyer with respect to any instruments of payment of any of the accounts receivable included in the Acquired Assets or any other Acquired Assets made payable to Seller;

                   (iv) a certified copy of Seller's consents or resolutions authorizing the execution, delivery and performance of this Agreement and any other document delivered by Seller hereunder;

                   (v) certificates of good standing of Seller issued not earlier than ten days prior to the Closing Date by the Secretaries of State of each of the following States: California and Arizona;

                   (vi) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other documents or instruments pertaining to the Seller's business (other than the Excluded Assets), which are in the Seller's possession;

                   (vii) the various agreements, opinions, certificates and other documents and instruments referred to in Section 6.1; and

                   (viii) such other certificates and documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

              (b) Buyer shall deliver or cause to be delivered to Seller:

                   (i) the payment of the Closing Consideration for the Acquired Assets as provided in Section 1.7;

                   (ii)   an executed copy of the Assumption Agreement;

                   (iii) a certified copy of Buyer's resolutions authorizing the execution, delivery and performance of this Agreement and any other document delivered by Buyer hereunder;

                   (iv) the various agreements, opinions, certificates and other documents and instruments referred to in Section 6.2; and

                   (v) such other certificates and documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

         2.3. THIRD PARTY CONSENTS.

          To the extent that Seller's rights under any agreement, contract, commitment, lease, Permits or other asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the asset, shall act after the Closing as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding the foregoing, the parties acknowledge that Buyer shall have no obligation to close the purchase of the Business unless the consents of Seller's five (5) largest customers to the assignment of their contracts with Seller to Buyer are first obtained.

                      III. REPRESENTATIONS AND WARRANTIES

                         OF SELLER AND THE SHAREHOLDERS

         Seller and each of the Shareholders, jointly and severally (with the understanding, however, that: (i) each Shareholder's liability shall not exceed one hundred fifty percent (150%) of the total consideration now or hereafter received by such Shareholder pursuant to the terms of this Agreement; and (ii) the liability of all Shareholders (in the aggregate) shall not exceed the total consideration now or hereafter paid to the Seller, the Shareholders and the holders listed on Schedule A pursuant to the terms of this Agreement), represent and warrant to Buyer that the following representations and warranties are true and correct as of the Closing Date:

         3.1. ORGANIZATION.

          Seller is a corporation duly organized, validly existing and in good standing under the laws of California. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as and where now being conducted. Seller has heretofore delivered to Buyer complete and correct copies of Seller's Articles of Incorporation and Bylaws, as currently in effect.

         3.2. QUALIFICATION; LOCATION OF BUSINESS AND ASSETS.

          Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule 3.2, which jurisdictions are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise to be authorized to do business as a foreign corporation in any jurisdiction in which Seller has not qualified or obtained such authorization. Set forth on Schedule
3.2 is each location where Seller (a) has a place of business, or (b) owns or leases property.

         3.3. SUBSIDIARIES AND INVESTMENTS.

          Except as set forth in Schedule 3.3, Seller holds no stock or other interest, either of record, beneficially or equitably, in any firm, venture, corporation, partnership or other entity.

         3.4. AUTHORITY AND ENFORCEABILITY.

          Seller and each of the Shareholders has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Employment Agreements (as defined in Section 6.1(e)), the Noncompetition Agreements (as defined in Section 6.1(f)), and the other agreements and documents to be executed and delivered by Seller and/or the Shareholders pursuant to the provisions of this Agreement (the "Seller Documents") have been duly authorized by all necessary action on the part of Seller and the Shareholders, as the case may be. This Agreement has been, and at the Closing the Seller Documents shall be, duly executed and delivered by Seller and the Shareholders, as the case may be, and constitute, or shall constitute, the legal, valid and binding obligation of Seller or the Shareholders, as the case may be, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy and similar laws applicable to the rights of creditors generally and to the potential unavailability of equitable remedies. Seller and its Shareholders have also been advised by their counsel that certain of the Seller Documents may contain provisions which are unenforceable as a matter of law. Seller and its Shareholders make no representation or warranty as to the enforceability of such provisions. However, Seller and each of the Shareholders reaffirm that notwithstanding any potential unenforceability, they have reviewed the Seller Documents and agree to be bound thereby.

         3.5. THIRD-PARTY CONSENTS.

          Except as set forth on Schedule 3.5, no consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority, is required for the execution, delivery and performance of this Agreement and the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby.

         3.6. NO CONFLICT OR VIOLATION.

          Except as provided in Schedule 3.6, the execution, delivery and performance of this Agreement and the Seller Documents, the consummation by Seller and the Shareholders of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not and will not (with or without notice, the passage of time, or both), (a) violate any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any material agreement, contract, mortgage, lease or other instrument, document or understanding to which Seller or any Shareholder is a party, by which Seller or any Shareholder may have rights or by which any of the assets of Seller or any Shareholder may be bound or affected, (c) violate any material law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency, or governmental body or authority applicable to Seller or its assets or any Shareholder or any Shareholders' assets, (d) give any person the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller relating to the Business or assets of Seller, or (e) result in the creation of any Lien on any of the Acquired Assets.

         3.7. FINANCIAL CONDITION AND LIABILITIES.

          Seller has previously delivered to Buyer true and complete copies of
(a) the unaudited balance sheets of Seller as of September 30, 1998, 1997 and 1996 and December 31, 1998, and the related unaudited statements of income, cash flow and shareholders equity for the fiscal years then ended, together with the related notes thereto and the report thereon of C.H. Fu and Associates, and (b) the unaudited balance sheet of Seller as of June 30, 1999 (the "Pre-closing Balance Sheet"), and related income statements for the period then ended, all of which are correct and complete and in accordance with the books and records of Seller and have been prepared in accordance with generally accepted accounting principles applicable to modified accrual-basis accounting entities and consistently applied throughout the periods involved, except, as to unaudited financial statements, that no notes to such financial statements are included. Such balance sheets present fairly the financial condition, assets and liabilities of Seller as of the dates indicated, and such statements of income, cash flow and shareholders equity present fairly the results of operations, cash flows and shareholders equity of Seller for the periods indicated. Seller has no liability or obligation of any nature, whether due or to become due, fixed, contingent, accrued or otherwise, including liabilities for or in respect of federal, state, local and foreign taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability on the Pre-closing Balance Sheet and (b) liabilities incurred in the ordinary course of business since June 30, 1999 and fully reflected as liabilities on Seller's books of account, none of which, individually or in the aggregate, has been materially adverse.

         3.8. ABSENCE OF CERTAIN CHANGES.

          Except as set forth on Schedule 3.8, since June 30, 1999, Seller has not:

              (a) incurred any liability or obligation, fixed, contingent, accrued, or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice or liabilities or obligations which, individually, do not exceed Five Thousand Dollars ($5,000), or discharged or satisfied any Lien or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any material liabilities (individually or in the aggregate), or failed to perform any material obligations (individually or in the aggregate);

              (b) mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

              (c) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan, or canceled, modified or waived any material debts or claims held by it or waived any rights material to the Business;

              (d) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

              (e) sold or in any way transferred or otherwise disposed of any of its assets or property except for sales of inventory and other transfers and dispositions in the ordinary course of business;

              (f) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

              (g) suffered any material change in its business, operations, assets, liabilities, properties, prospects or condition (financial or otherwise);

              (h) made or committed to make any capital expenditures or capital additions or betterments exceeding in the aggregate $25,000;

              (i) encountered any labor union organization activity, had any actual or overtly threatened employee strikes, work stoppages, slow-downs or lock outs, or had any material change in its relationship with any of its employees, salesmen, distributors, or independent contractors;

              (j) made any change in the rate of compensation, commission, bonus, or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation pay, loan or advance, to any shareholder, director, officer, employee, salesman, or distributor other than regularly scheduled increases about which Buyer has received prior written notice;

              (k) changed any of the accounting principles followed by it or the methods of applying such principles or revalued any of its assets;

              (l) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, service mark, trade name, or invention, or modified any existing rights with respect thereto;

              (m) instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration related to the Acquired Assets or the Business;

              (n) failed to replenish its inventories or supplies in a normal and customary manner consistent with Seller's prior practices or made any purchase commitment other than in the ordinary course of business; or

              (o) except for the execution of this Agreement, entered into any material transaction other than in the ordinary course of business consistent with past practice.

         3.9.  ACCOUNTS RECEIVABLE.

          Schedule 3.9 hereto sets forth all accounts receivable of Seller which would be on Seller's financial statements, as of June 30, 1999, if they were prepared on an accrual basis, in accordance with GAAP. Except as set forth in
Schedule 3.9, the accounts receivable of Seller as set forth on Schedule 3.9 or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are fully collectible in the normal and ordinary course of business within a reasonable period of time.

         3.10. INVENTORIES.

          All inventory of Seller, including, without limitation, raw materials, work in process and finished goods, reflected on the Pre-closing Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is merchantable; consists of items of a quality and quantity usable and saleable in the ordinary course of business within a reasonable period of time; is valued at the lower of cost or market value; and is not subject to any write-down or write-off. The quantities of all lines of inventory are reasonable and appropriate in the present circumstances of the Business of Seller. The inventories of raw materials and component parts are sufficient to satisfy all of the business needs of the Business therefor, consistent with the historical sales trends of the Business. Except as specifically reserved on the Pre-closing Balance Sheet, none of the inventory of Seller is obsolete or slow moving. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

         3.11. TITLE.

          Seller has good and marketable title to all of the Acquired Assets free and clear of all Liens of any nature whatsoever, except as set forth on
Schedule 3.11. The Acquired Assets include all the assets and properties which are necessary to conduct the Business as presently conducted, and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements of Seller.

         3.12. CONDITION OF ASSETS.

          All of the buildings, structures and fixtures owned or leased by Seller are in good operating condition and repair, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business. All the personal property owned or leased by Seller material to the business, operations or financial condition of Seller is in good operating condition and repair, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business.

         3.13. OWNED REAL PROPERTY.

          Seller does not own of record or beneficially any real property owned of record or beneficially for use in the Business.

         3.14. LEASED REAL PROPERTY.

          Schedule 3.14 contains a correct and complete list of all leases for real property leased by Seller (the "Real Property Leases"). Seller has delivered to Buyer true, correct and complete copies of all Real Property Leases. The Real Property Leases are valid, binding, enforceable and in full force and effect, there is no default thereunder and no event has occurred which with notice or lapse of time or both, would constitute a default, or permit termination, modification or acceleration thereunder. Seller has not assigned, pledged, encumbered or sublet its interest in any Real Property Lease. The leased real property is in compliance with all applicable laws, orders, regulations, ordinances and governmental and contractual requirements relating to its construction, use and operation.

         3.15. LEASED PERSONAL PROPERTY.

          Schedule 3.15 contains a correct and complete list of all leases and other agreements under which Seller leases, holds or operates any tools, furniture, machinery, equipment, vehicles or other personal property owned by any other person. Seller has delivered to Buyer true, correct and complete copies of all such leases and agreements. All of such leases and agreements are valid, binding, enforceable and in full force and effect, there is no default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit termination, modification or acceleration thereunder.

         3.16. EMPLOYMENT MATTERS.

               (a) Schedule 3.16 lists the name, date of hire, appointment and/or retention and current annual salary, commissions, fees, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, fees, allowances or wage rates, of (i) each present director and officer of Seller, regardless of the level of their compensation, and (ii) each Employee of Seller who is paid at an annual rate in excess of $30,000 per annum, together with a statement of the nature of the services rendered.

               (b) Schedule 3.16 lists the names and addresses of all agents or agencies of Seller (including powers of attorney) with power or authority to bind Seller in any material respect and the purpose and scope of authority of such agency.

               (c) Seller shall honor and make all applicable unemployment contributions and interest due applicable governmental agencies with respect to its Employees under applicable laws and Seller shall deliver to Buyer prior to Closing a receipt or certificate from such governmental agencies showing that such unemployment contributions and interest have been paid or are not due.


               (d) Except as disclosed on Schedule 3.16:

                   (i) Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its Employees nor is any such contract or agreement presently being negotiated;

                   (ii) there is no unfair labor practice charge or complaint pending or threatened before any civil, administrative or criminal tribunal, agency, body or other forum against or otherwise affecting the Employees of Seller;

                   (iii) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting Seller, and Seller has not experienced any such labor controversy within the past five years;

                   (iv) To the best of Seller's and the Shareholders' knowledge, no Employee has made a formal complaint, whether oral or written, to any member of the Seller's management or Seller's human resources center that such Employee has been subjected to unlawful discrimination or harassment which, if proven, would violate Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any state or federal laws concerning discrimination or harassment;

                   (v) to the best of Seller's and the Shareholders' knowledge, no Employee has (a) committed an act of violence in the workplace; (b) been convicted of or pleaded nolo contendere to a felony; (c) committed or been alleged to have committed an act of sexual harassment in the workplace; (d) been observed by any supervisor or manager of Seller while under the influence of alcohol or illegal drugs in the workplace; or (e) been removed from any work assignment for performance-related reasons;

                   (vi) Seller is not a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated;

                   (vii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any Employee, prospective Employee, former Employee, retiree, labor organization or other representative of the Employees of Seller is pending or, to the knowledge of Seller and the Shareholders, threatened;

                   (viii) Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to Employees or employment practices, wages, hours, and terms and conditions of employment with respect to its business;


                   (ix) Seller has paid in full, or set forth in a schedule to its financial books and records, to all Employees of Seller, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;


                   (x) Except to the extent caused by termination of Employees of Seller on the Closing Date, Seller is not liable for any severance pay or other payments to any Employee or former Employee arising from the termination of employment, and neither Seller nor Buyer will have any liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by the Seller of any persons employed or retained by Seller on or prior to the Closing Date;

                   (xi) Seller has not closed any plant or facility, effectuated any layoffs of Employees or implemented any early retirement or separation program within the past five years, nor has Seller planned or announced any such action or program for the future; and

                   (xii) To the knowledge of Seller and the Shareholders, the services of all essential Employees of Seller will continue to be available on the same terms and at the same locations for the continuation of the business of Seller after consummation of the transactions contemplated hereby.

         3.17. EMPLOYEE BENEFIT PLANS.

               (a) Schedule 3.17 contains a true and complete list of all employment-related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, cafeteria, medical and hospitalization, life insurance, tuition reimbursement, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements (including, but not limited to any "employee benefit plan" as defined in Section 3.3 of the Employee Retirement Income Security Act of 1974 ("ERISA"), whether written or oral, or funded or unfunded, which Seller sponsors, maintains or contributes to, or under which Seller could have any obligations or liability with respect to any Employee or former Employee, now or at any time during the past five years (the "Employee Plans").

               (b)(i) Seller has no unfunded liabilities in connection with any of the Employee Plans; (ii) all contributions, premium payments and other payments due from Seller to or under such Employee Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

               (c) Between the date of this Agreement and the Closing Date, no Employee Plan will be (i) terminated (whether partially or otherwise), nor will any proceedings be initiated to terminate any such Employee Plan; (ii) amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder; or (iii) amended in any manner which would materially increase the cost of maintaining such Employee Plan.

               (d) Seller does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multi-employer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or Code
         Section 414(f), any multiple employer plan within the meaning of ERISA
         Section 4063 or 4064 or Code Section 413(c), or any employee benefit plan, fund, program, contract or arrangement that is subject to Code
         Section 412, ERISA Section 302 or Title IV of ERISA.

               (e) Seller is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Code Section 414(b); (ii) a group of trades or businesses under common control, within the meaning of Code Section 414(c); (iii) an affiliated service group, within the meaning of Code Section 414(m), or (iv) any other group of persons, organizations and/or entities that is treated as a single employer under Code Section 414(o).

               (f) With respect to each of the Employee Plans:

                   (i) such Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder, and Seller and all persons and entities have at all times properly performed all obligations required by them, in connection with such Employee Plan;

                   (ii) all disclosures to employees and all filings and other reports relating to each such Employee Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

                   (iii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Seller and the Shareholders, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan;

                   (iv) neither any such Employee Plan nor any other person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) with respect to such Employee Plan, for which no individual or class exemption exists;


                   (v) each Employee Plan which is a "group health plan" (as defined in

              Code Section 5000(b)(1)) has complied and will comply at all times (whether before, on, or after the Closing Date) in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980B (commencing on January 1, 1989); and

                   (vi) with respect to each Employee Plan which is an "employee welfare benefit plan" (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (other than to the extent required by Code Section 4980B): there is no "disqualified benefit" (as defined in Code Section 4976(b)) that would subject Seller or Buyer to any tax under Code Section 4976(a); and under the terms of each such Employee Plan, the benefits provided to such retired or terminated persons under the Employee Plan may be modified or terminated by Seller or Buyer at any time on or after the Closing Date.

         (g) With respect to each Employee Plan which is an "employee pension benefit plan" (as defined in ERISA Section 3(2)):

                   (i) each such Employee Plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Buyer) as to qualification of such Employee Plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                   (ii) no event has occurred and no condition exists relating to any such Employee Plan that would subject Seller or Buyer to any tax, fine or penalty under any law or regulation, including but not limited to Chapter 43 of Subtitle D of the Code, or to any liability under ERISA Section 502; and

                   (iii) to the extent applicable, no such Employee Plan has experienced any "accumulated funding deficiency" (as defined in Code Section 412), whether or not waived, at any time.

         3.18. MATERIAL CONTRACTS.

               (a) Schedule 3.18(a) lists all contracts, leases (other than those described in Schedule 3.14 or Schedule 3.15, which are incorporated by reference into Schedule 3.18(a)), agreements, commitments, purchase orders, work orders, customer orders, and other arrangements, including all amendments thereto, to which Seller is a party, except for those contracts, leases, commitments, purchase orders, work orders, and agreements (i) which were entered into in the ordinary course of business, (ii) under which the obligations of Seller have been or shall be fully discharged within ninety (90) days from the date such obligation was entered into, and (iii) which individually involve an obligation or liability on the part of Seller in any amount less than Ten Thousand Dollars ($10,000) (the "Material Contracts"). True and complete copies of each of such Material Contracts have been provided to Buyer.

               (b) All of the Material Contracts are valid and binding obligations of Seller and, except as set forth on Schedule 3.18(b), do not require the consent of any other party thereto to the sale of the Business or the Acquired Assets to Buyer hereunder to continue to be valid and binding. Except as set forth in Schedule 3.18(b), (i) none of the payments required to be made by Seller under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and (ii) to the best knowledge of Seller and the Shareholders, there is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the Material Contracts.

               (c) Except as set forth on Schedule 3.18(c), Seller is not a party to any of the following:

                   (i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;

                   (ii) any agreement, contract, or other commitment that would limit the ability of Seller (or any manager or officer thereof) to compete in any line of business or with any person or in any geographic area, or otherwise to conduct the Business as presently conducted, or to use or disclose any information in the possession of Seller;

                   (iii) any license agreement, including any agreement with respect to any manufacturing rights granted to or by Seller; or

                   (iv)   any joint venture or similar agreement.

              (d) To the knowledge of Seller and the Shareholders, all prior contracts, leases, agreements and instruments of Seller which have been fully performed by Seller and Seller has no ongoing or unfulfilled obligations thereunder.

         3.19. CUSTOMERS AND SUPPLIERS.

          Except as set forth on Schedule 3.19, Seller does not have any knowledge of any intention of or indication by a "Significant Customer" (as defined below) of Seller or a "Significant Supplier" (as defined below) to terminate its business relationship with Seller or to limit or alter its business relationship with Seller in any material respect. As used in this Agreement, "Significant Customer" means any of the twenty (20) largest customers, by dollar volume, of Seller during the year ended August 31, 1999, and "Significant Supplier" means any of the fifteen (15) largest suppliers, by dollar volume, of Seller during the year ended August 31, 1999. Schedule 3.19 contains a true and correct list of the Significant Customers and Significant Suppliers of Seller.

         3.20. TAX RETURNS AND TAXES.

               (a) Except as set forth in Schedule 3.20, Seller has (i) timely filed all federal, state, local and foreign tax returns, reports, statements and other similar filings (the "Tax Returns") which are required to be filed by Seller with respect to any federal, state, local or foreign income, payroll, disability, withholding, excise, sales, use, personal property, occupancy, business, mercantile, real estate, capital stock, franchise or other taxes (the "Taxes"); and (ii) paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to the Tax Returns. All Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, properties or events covered thereby. Except as set forth on Schedule 3.20, no extensions of time in which to file any Tax Returns have been executed or filed with any taxing authority. Seller has not received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. There are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the knowledge of Seller and the Shareholders, threatened against Seller. Seller is current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Pre-closing Balance Sheet are adequate to cover all liabilities for Taxes of Seller for all periods ending on or before June 30, 1999, and include adequate provisions for all deferred Taxes. All Taxes for periods beginning after December 31, 1998, have been paid or are adequately reserved against on the books of Seller. Except as set forth on Schedule 33.20, Seller has not been audited by the Internal Revenue Service or any other governmental agency or authority within the past five years.

              (b) Seller and the Shareholders have reviewed with their own tax advisors the federal, state, local and foreign tax consequences of the transaction contemplated by this Agreement. Seller and the Shareholders are relying solely on such advisors and not on any statements or representations of Buyer or any of its agents. Seller and the Shareholders understand that Seller and the Shareholders (and not Buyer) shall be responsible for the Seller's and the Shareholders' own tax liability that may arise as a result of the transactions contemplated by this Agreement. Seller and the Shareholders acknowledge that it is Seller's and the Shareholders' sole responsibility and not Buyer's to file timely all tax filings required by law.

         3.21. LICENSES AND PERMITS.

          Seller owns, holds, possesses or lawfully uses all material Permits which are necessary to own or lease and operate its assets and to conduct the Business of Seller as now or previously conducted by it. Set forth on Schedule
3.21 is a correct and complete list of the Permits of Seller. Seller has fulfilled and performed its obligations under each of the material Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Permits or would permit revocation or termination of any of such Permits. The Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby.


         3.22. INTELLECTUAL PROPERTY RIGHTS.

          Set forth on Schedule 3.22(a), is a correct and complete list of all domestic and foreign (i) patents and registered or material unregistered trademarks, trade names and service marks held, owned or used by Seller, and
(ii) patent, trademark, trade name and service mark applications filed in connection with the Business of Seller (the "Issued Rights and Applications"). Set forth on Schedule 3.22(b) is a correct and complete list of all material license and other agreements allowing Seller to use intellectual property rights of third parties in the United States or foreign countries, which agreements were entered into by Seller, either as licensee or as licensor, and used in its Business (the "License Agreements"). Set forth on Schedule 3.22(c) is a correct and complete list of all material agreements concerning Intellectual Property Rights of Seller. Except as set forth on Schedule 3.22:

               (a) no other intellectual property rights are required or necessary for Seller to conduct its Business as presently conducted or, to the best knowledge of Seller, proposed by Seller to be conducted;


               (b) as to all material Intellectual Property Rights created or commissioned by Seller or used in Seller's Business, Seller owns or has the right to use all right, title and interest in and to such Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) free and clear of any and all Liens;

               (c) as to the Intellectual Property Rights required to be listed on Schedule 3.22(c), and except as otherwise set forth herein, Seller has taken all appropriate actions and made all applications and filings pursuant to applicable federal and state law to perfect, protect and maintain its interests in the Issued Rights and Applications;

               (d) for any items listed in Schedule 3.22(a), (b) and (c) which are listed thereon as being held by Seller other than in exclusive ownership, Seller has sufficient rights, and at the time of use had sufficient rights, in such Intellectual Property to conduct its business in the manner being conducted;

               (e) Seller has no knowledge of any infringements of, or claims or assertions of infringement of, any of the material Intellectual Property Rights;

               (f) Seller has not, to the knowledge of the executive officers of Seller, taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights. For purposes of this Agreement, "knowledge" shall include matters which any reasonable executive officer should have known in the performance of his/her duties;

               (g) to the knowledge of Seller's executive officers and the Shareholders, there have been no claims, and there is no reasonable and material basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights;

               (h) to the knowledge of the Seller's executive officers, the manufacture, advertising, sale or use of any products now or heretofore manufactured or sold by Seller did not and does not infringe (nor has any claim been made that any such action infringes) the Intellectual Property Rights of others (nothing in this paragraph shall imply that Seller manufactures any goods);

               (i) each of the License Agreements is in full force and effect pursuant to its terms, and there has occurred no material default which is continuing in respect of any License Agreement;

               (j) there are no royalties, honoraria, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale or disposition of the material Intellectual Property Rights; and

               (k) except as described in Schedule 3.22(k), Seller has entered into confidentiality, nondisclosure and non-competition agreements (in the form attached hereto as Exhibit G) with all officers, directors and employees of Seller with access to or knowledge of the Intellectual Property Rights.

         3.23. NO PENDING LITIGATION OR PROCEEDINGS.

          Except as set forth on Schedule 3.23, there is no litigation, investigation, arbitration or proceeding pending or, to the knowledge of Seller and the Shareholders, threatened against or affecting Seller or any of the its properties or assets, at law or in equity, by or before any court, arbitrator or governmental or regulatory official, body or authority, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, its assets or the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Seller or any of its properties or assets.

         3.24. COMPLIANCE WITH LAWS.

          Except as set forth on Schedule 3.24, the Business of Seller has been conducted in compliance in all material respects with all applicable laws, statutes, rules, regulations and orders of all governmental and regulatory entities, whether federal, state, local or foreign. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of Seller and the Shareholders, threatened by any governmental or other entity with respect to any alleged violation by Seller of any such laws, statutes, rules, regulations or orders.

         3.25. OSHA.

          All of the facilities of Seller are maintained and operated in compliance in all material respect with the Occupational Safety and Health Act of 1970 ("OSHA") and any similar state statute and the rules and regulations promulgated thereunder. Except as set forth in Schedule 3.25, neither Seller nor its predecessors are or have been subject to an investigation by the U.S. Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation relating to or arising out of a violation or alleged violation of OSHA and any similar state statute and such rules and regulations.

         3.26. ENVIRONMENTAL MATTERS.

               (a) Schedule 3.26 (i) contains a description of all Environmental Permits currently held by Seller in connection with the operation of its Business, properties and assets, and identifies the, nature, duration and renewal dates of and the issuing governmental entity with respect to each Environmental Permit, and (ii) contains a complete list of all solid waste dumps and hazardous waste disposal, treatment, and storage facilities which are presently or were used by Seller at any time in the operation of its Business for disposal of Hazardous Materials (as defined in Article IX).

               (b) Except as disclosed on Schedule 3.26:

                   (i) Seller has obtained all Environmental Permits, timely filed for the renewal, extension or reissuance of all Environmental Permits, kept all records, and made all filings required by applicable Environmental Laws (as defined in Article
              IX) in connection with the operation of its Business as presently conducted and as may reasonably be expected to be conducted in the future;

                   (ii) all Environmental Permits are in full force and effect;

                   (iii) Seller is operating and has at all times operated its Business in compliance with all Environmental Permits and applicable Environmental Laws;

                   (iv) the operation of Seller's Business does not involve the generation, usage, release, transportation, treatment, storage, or disposal of Hazardous Materials;

                   (v) neither Seller nor any of its employees, affiliates, agents, consultants or contractors, nor, to the knowledge of Seller and the Shareholders, any other person, has disposed or caused the Release (as defined in Article IX) of any Hazardous Material in, on, under, from or about the ground or waters of any property now or previously owned, leased or used by Seller in the operation of its Business;

                   (vi) Seller's assets, including, but not limited to the Acquired Assets and the Owned Real Property, do not contain any Hazardous Materials;

                   (vii) no underground storage tanks or surface impoundments are located at, on, or under any property owned, leased or used by Seller in the operation of its Business;

                   (viii) there is not pending or, to the knowledge of Seller and the Shareholders, threatened against Seller, the Business or the Acquired Assets any Environmental Claim (as defined in Article
              IX) and, to the knowledge of Seller and the Shareholders, there are no facts or circumstances that could reasonably be expected to give rise to any such Environmental Claim;

                   (ix) to the knowledge of Seller and the Shareholders, none of the operations of Seller is the subject of any federal, state, or local investigation evaluating whether any Remedial Action (as defined in Article IX) is needed to respond to a Release of any Hazardous Material into the environment; and

                   (x) Seller has not filed, nor has Seller been required to file, any notice under federal, state, or local laws indicating past or present treatment, storage, or disposal of Hazardous Materials as defined under 40 C.F.R., Parts 260-270 or reporting a spill or Release of a Hazardous Material at, on, under, from or about any property owned, leased or used by Seller in the operation of its Business.

        3.27. INSURANCE COVERAGE.

          Schedule 3.27 sets forth a complete and correct list of all insurance policies maintained by Seller and indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.


         3.28. PRODUCTS LIABILITY AND WARRANTY AND INDEMNITY CLAIMS.

          Except as set forth on Schedule 3.28:

               (a) Seller has not made any oral or written warranties, indemnities or provided any similar assurances with respect to the quality or absence of defects of its products or services which are in force as of the date of this Agreement, including, without limitation, oral or written warranties pertaining to so-called "Year 2000" software compliance. To the extent any exceptions to this Section 3.28(a) are listed in Schedule 3.28, Seller and the Shareholders represent that all of the Seller's obligations under the contracts containing such oral or written warranties, indemnities or assurances have been met or will be performed, and that there will not be any claims for breach of the warranties or for the enforcement of Seller's indemnities or assurances contained therein. This representation shall not apply to warranties (if any) which may be implied by law and which were not made by Seller orally or in writing;

               (b) there are no liabilities of or claims against Seller and, to the knowledge of Seller and the Shareholders, no liabilities or claims are threatened against Seller, with respect to any product liability (or similar claim) of Seller or product warranty (or similar claim) of Seller that relates to any product manufactured or sold by Seller;

               (c) neither Seller nor any of the Shareholders has any knowledge of any facts or circumstances which might reasonably give rise to such liabilities or claims.

         3.29. SOFTWARE APPLICATIONS; YEAR 2000.

          Except as otherwise noted on Schedule 3.29, Seller's work for its customers and all Software created by Seller for its customers has complied with the necessary requirements to function efficiently after the year 2000, and is otherwise "Year 2000 Compliant" (as defined in Article IX). A description of any non-compliance and an estimate of the capital expenditures necessary to make such Software "Year 2000 Compliant" is set forth on Schedule 3.29.

               (a) To the extent that any of the Software has been designed or developed by Seller's management information or development staff or by consultants on Seller's behalf, and is not within the public domain, such Software is original and, to the extent such Software is material, capable of copyright protection in the United States, and Seller has complete rights to use such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software, except as disclosed in Schedule 3.29.

               (b) The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable to Buyer without any third party consent. All of the Company's computer hardware has legitimately licensed software installed therein. The foregoing shall not apply to Software which is installed on the Company's computers without the Company's permission or knowledge and which is not material to the Business.

               (c) The Software functions for the purpose for which it was created, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

               (d) Seller has not knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. Except as set forth on Schedule 3.29, the Seller has no knowledge of the existence of any bugs or viruses with respect to the Software.

               (e) Seller has furnished Buyer with true and accurate copies of all documentation in Seller's possession relating to the use, maintenance and operation of the Software. Any documentation which is not in Seller's possession either: (i) can be created by Seller's employees in the ordinary course of business without undue difficulty or expense; or (ii) relates to "off-the-shelf" Software and can be acquired without material cost or expense.

               (f) Schedule 3.29 sets forth the agreements governing or relating to Seller's

         Internet Web site. Pursuant to Section 1.2, Buyer has assumed these agreements.

         3.30. INSIDER INTERESTS.

          Except as set forth on Schedule 3.30, no officer or director of Seller has any interest in any property, real or personal, tangible or intangible, including without limitation the Intellectual Property Rights used in or pertaining to the Business of Seller, and no such person has any business relationship with Seller, except as such officer or director and except for the normal rights of a shareholder of Seller.

         3.31. BROKERS AND FINDERS.

          Seller has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated herein, except for Broadview Int'l LLC, whose fees shall be paid by Seller.

         3.32. DISCLOSURE.

          No representation or warranty of Seller or the Shareholders contained in this Agreement, and no statement contained in any certificate, schedule, list or other writing furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading. There is no fact known to Seller or Shareholders which has or could reasonably be expected to have a material adverse effect on the Business which has not been set forth in this Agreement or any Schedule hereto.

         3.33. LAST REGULARLY-PREPARED BALANCE SHEET.

          The Seller's last regularly-prepared balance sheet and income statement were dated June 30, 1999 and are attached hereto as Exhibit J. Such balance sheet and income statement reflect that the Seller's total assets are not in excess of $10 Million as of the date thereof. The Seller's next regularly-prepared balance sheet will be prepared as of September 30, 1999.


         3.34. FINANCIAL ACCOUNTS.

          Schedule 3.34 sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which the Seller maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.35. CHECKING ACCOUNT.

           Seller has deposited all funds that Seller has received after the Effective Date into the Checking Account. Except for up to $300,000 in dividends paid to shareholders, all such funds have either been retained in the Checking Account or used to pay ordinary and necessary business expenses.


         3.36. SUBCONTRACTOR AGREEMENTS.

          To the extent that Seller has subcontracted any work under its customer contracts, Seller has retained or obtained sufficient title or rights to the intellectual property created by the subcontractors such that Seller is able to perform its obligations under its customer contracts without infringing the rights of the subcontractors to such intellectual property.

                   IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1.  ORGANIZATION.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of Buyer's Articles of Incorporation and Bylaws as currently in effect.

         4.2.  AUTHORITY AND ENFORCEABILITY.

          The execution, delivery and performance of this Agreement, the Employment Agreements, the Noncompetition Agreements, and all other agreements and documents to be delivered by Buyer pursuant to the provisions of this Agreement (the "Buyer Documents") have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and at the Closing the Buyer Documents shall be, duly executed and delivered by Buyer and constitute, or shall constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.

         4.3. THIRD-PARTY CONSENTS.

          Except for the expiration of the applicable waiting period under the HSR Act, no consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority is required for the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation of the transactions contemplated hereby.

         4.4. NO CONFLICT OR VIOLATION.

          The execution, delivery and performance of this Agreement and the Buyer Documents, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Buyer do not and will not (with or without notice, the lapse of time, or both)
(a) violate any provision of the Articles of Incorporation or Bylaws of Buyer,
(b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding to which Buyer is a party, by which it may have rights or by which any of its assets may be bound or affected, (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency or governmental body or authority applicable to Buyer or its assets.

         4.5. BROKERS AND FINDERS.

          Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated herein, except for Polaris Group, Inc., whose fees shall be paid by Buyer.

         4.6. SEC DOCUMENTS.

          Buyer has provided to Seller and each Shareholder its Annual Report on Form 10-K for the year ended December 31, 1998, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information for normal year-end adjustments).

                                  V. COVENANTS

         5.1. ACCESS TO INFORMATION.

          Except for the items set forth on Schedule 5.1, which Seller shall not be obligated to divulge to Buyer at any time, each of Buyer and Seller shall afford to the officers, employees, accountants, attorneys and authorized representatives of the other party reasonable access to the facilities, properties, books and records and employees of other party, or by its duly accredited agents, for reasonable business purposes at all reasonable times during normal business hours, for a period of three (3) years after the date hereof, with respect to all transactions between and among the Seller, the Shareholders and the Buyer occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations, cash flows and prospects of the Seller. Seller shall further provide reasonable access by Buyer to the Significant Suppliers and Significant Customers of Seller. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

         5.2. CONDUCT OF BUSINESS.

          Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller agrees to operate its Business in the ordinary course and consistent with past practices and to use its best efforts to: (a) preserve the Business intact and conserve the goodwill related thereto, (b) preserve intact the present business organization of Seller, keep available the services of present key officers and employees, (c) preserve present relationships with suppliers, customers, lenders and others having business dealings with them, (d) maintain in full force and effect all Permits required for the operation of the Business as presently conducted, (e) maintain consistent with past practices of Seller, all of Seller's buildings, offices and other properties, or (f) not knowingly do any act or omit any act or permit any omission to act which will cause a breach or default under any of the contracts, commitments or obligations included in the Acquired Assets or Assumed Liabilities. Without the prior written consent of Buyer, Seller shall not engage in any activity, take any action, or enter into any transaction of the type described in Section 3.8. From and after the date hereof, the parties agree to operate the Acquired Assets and the Assumed Liabilities as a separate division of Buyer (the "Metier Division"), which Metier Division will be operated pursuant to the guidelines attached hereto as Exhibit D.

         5.3. CONSENTS.

          Seller shall obtain, prior to the Closing Date, all consents, authorizations and registrations specified in Schedule 3.5.

         5.4. BEST EFFORTS.

          Subject to the terms and conditions of this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions provided for in this Agreement.

         5.5. FURTHER ASSURANCES.

          Seller, after the Closing, without further consideration, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming the Acquired Assets or any part of the Acquired Assets to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         5.6. UPDATE SCHEDULES.

          Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of

Seller or the Schedules hereto for the purpose of Article III hereof, unless Buyer shall have consented thereto in writing.

         5.7.  BULK TRANSFER LAWS.

          Buyer hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Buyer. In accordance with the terms of Section 7.1, Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses (as defined in Section 7.1) that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

         5.8.  CHANGE IN NAME.

          Seller shall deliver to Buyer all such executed documents and filing fees as may be required to change Seller's name on the Closing Date to another name bearing no similarity to Metier, Inc., and an appropriate name change notice for each state where Seller is qualified to do business. Seller hereby appoints Buyer as its attorney-in-fact to file all such documents on or after the Closing Date.

         5.9.  CHECKS AND DRAFTS.

          Seller shall honor (whether presented before, on, or after the Closing) all checks and drafts drawn by them on or prior to the Closing to pay trade payables and accrued expenses of the Business.

         5.10. COBRA/ERISA/APPLICABLE STATE LAW.

          Seller shall be solely responsible for satisfying any and all obligations and liabilities relating to health care continuation coverage under COBRA (as set forth in Code Section 4980B(f) and Part 6 of Subtitle B of Title I of ERISA, as may be amended from time to time) or under any applicable state law.

         5.11. ENDORSEMENT AUTHORIZATION.

          Effective as of the Closing Date, Seller appoints Buyer its attorney-in-fact to open all mail relating to the Business addressed to Seller and to endorse in the name of Seller any checks, drafts, or other instruments received in payment of accounts accrued after the Closing Date. Buyer promptly will send to Seller all mail not relating to the Acquired Assets or the Business, except personal mail of any Employee or former employee of the Business. Personal mail shall be forwarded to any Employee or former employee pursuant to Buyer's normal policies and procedures for handling such mail.

         5.12. TAX CLEARANCE CERTIFICATES, FILINGS AND NOTICES.

          Seller shall cooperate with Buyer and take all actions required to obtain all conditional tax clearances, tax clearance certificates and similar documents in connection with the consummation of the transactions contemplated by this Agreement. Seller shall make all filings and deliver all notices required by any taxing or other governmental authority in connection with the consummation of the transactions contemplated by this Agreement.

         5.13. COOPERATION IN LITIGATION.

          In the event that, after the Closing Date, Seller or Buyer shall require the participation of officers and employees employed by the other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the parties, Seller and Buyer shall use their best efforts to make such officers and employees available to participate in such defense, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

         5.14. EXCLUSIVITY.

          Seller grants to Buyer the exclusive right to acquire the Business and the Acquired Assets until the Final Termination Date (as defined in Section 8.1). Seller shall not and shall instruct Broadview Int'l LLC not to (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Seller (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and Seller shall provide copies and disclose the terms thereof to Buyer.

         5.15. PRESS RELEASES.

          Except as required by applicable law, no party to this Agreement shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other parties, which approval shall not be unreasonably withheld. Each of the parties hereto shall use its best efforts to cause its agents to comply with the terms of this
Section 5.15.

         5.16. CONFIDENTIALITY.

          Unless and until the Closing has been consummated, Buyer will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold, in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any such confidential data or information.

         5.17. LANDLORD ESTOPPEL LETTERS.

          Seller shall have furnished to Buyer estoppel letters executed by each of the Landlords at Seller's Los Angeles, Costa Mesa, San Diego and Phoenix offices, in each case certifying to Buyer (i) that the Real Property Lease for such facility is valid and binding and in full force and effect and that, attached to such certificate is a true and complete copy of the Real Property Lease then in effect for such facility; (ii) that neither said Landlord nor Seller is in default under the Real Property Lease then in effect for such facility; (iii) the last date through which rent has been paid under said Real Property Lease; (iv) the amount of any security deposit held by such Landlord pursuant to such Real Property Lease; and (v) that such Landlord consents to the assignment by Seller to Buyer of all of Seller's right, title and interest in and to such Real Property Lease. Notwithstanding the foregoing, if the Seller, after reasonable efforts, cannot obtain the consent required by subsection (v), immediately above, with respect to a particular Real Property Lease, then the Seller shall sublease the property subject to the particular Real Property Lease to the Buyer pursuant to terms and conditions substantially identical to the terms and conditions in the Real Property Lease until the Seller acquires said consent.

         5.18. SHARE PRICE GUARANTY.

          Buyer agrees that during the period commencing on the second anniversary of the Closing Date and ending 90 days after the second anniversary of the Closing Date, Buyer shall, upon a Shareholder's request, repurchase from such Shareholder at a price of $20.00 per share the Stock Consideration delivered to such Shareholder in conjunction with Section 1.7 hereof (the "Share Price Guaranty"). The Share Price Guaranty shall not be transferable or assignable, except (i) by will or operation of law following the death of the Shareholder; or (ii) in connection with a Shareholder's estate planning. This Share Price Guaranty shall be void with respect to any attempted transfer or assignment of the Share Price Guaranty in violation of this Section 5.18 and shall not be honored by Buyer. Buyer shall make payment with respect to any shares tendered hereunder within thirty (30) days following request by the authorized party hereunder.

         5.19. AUDIT OF POST-EFFECTIVE DATE PAYMENTS.

           Buyer shall audit the Checking Account after the Closing and Seller shall reimburse the Checking Account to the extent that, during the period commencing the Effective Date, Seller made any withdrawals from the Checking Account which were not used to pay ordinary and necessary business expenses or incurred toward expenses or payment related to services prior to July 1, 1999 and not assumed by Buyer as a liability pursuant to Schedule 1.5 of this Agreement. The term "ordinary and necessary business expenses" shall mean, for the purposes of this Agreement, expenses related to the Business that were incurred and paid by Seller consistent with past Seller practice. For the avoidance of confusion, it is understood that any withdrawals or disbursements from the account used to make payments to an investment account or to make direct investments or distribute dividends to shareholders in excess of $300,000.00 (said amount being the amount of dividends which has been distributed since June 30, 1999) are not ordinary and necessary business expenses. Seller shall reimburse to Buyer the amount of any accounts receivable or other funds received by Seller after June 30, 1999 which were not deposited into the Checking Account.

         5.20. METIER DIVISION'S OPERATING GUIDELINES.

          Buyer agrees to operate the Metier Division according to the Metier Division Operating Guidelines attached hereto as Exhibit D (the "Guidelines"). The Shareholders agree to be bound by the terms of the Guidelines with respect to management of the Metier Division.

                           VI. CONDITIONS TO CLOSING

         6.1.  CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction, at or prior to September 30, 1999, of each of the following conditions:


               (a) Representations and Warranties. The representations and warranties of

         Seller contained in this Agreement shall be true and correct at and as of the Closing as if such representations and warranties were made at the Closing, and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date. On the Closing Date, there shall be delivered to Buyer a certificate signed by the President of Seller and each of the Shareholders to the foregoing effect.

               (b) Material Adverse Change. Since the date of this Agreement, there shall not have occurred with respect to the Business any material adverse change in the condition (financial or otherwise), nature or amount of liabilities, results of operations, assets, business or prospects of Seller, or any events which, individually or in the aggregate, could reasonably be expected to have such a material adverse change.

               (c) Uniform Commercial Code Filings. (i) Seller shall have obtained UCC termination statements from each of the parties named as "secured parties" in the Uniform Commercial Code financing statements of record; (ii) Buyer shall have received a "bringdown" search of the records of the California and Arizona Secretaries of State as to Uniform Commercial Code financing statements on file naming Seller as "debtor"; and (iii) Seller shall have provided Buyer with a form UCC-1 financing statement in appropriate form to perfect the sale of Seller's accounts receivable and chattel paper to Buyer.

               (d) Consents. Seller shall have obtained all consents, authorizations, registrations, and waivers from Seller's five (5) largest customers and the other third parties and governmental agencies specified in Schedule 3.5 or otherwise necessary to permit the transactions contemplated by this Agreement.

               (e) Employment Agreements. Seller shall have delivered to Buyer Employment Agreements substantially in the form of those attached hereto as Exhibit E-1 and Exhibit E-2, executed by Employees of a number, and having skills, reasonably acceptable to the Buyer (the "Employment Agreements").

               (f) Noncompetition Agreements. Seller and each of the Shareholders shall have delivered to Buyer covenants not to compete substantially in the form of that attached hereto as Exhibit F (the "Noncompetition Agreements").

               (g) Anti-Trust / Competition Laws. The applicable waiting periods under the HSR Act and the rules and regulations promulgated thereunder shall have expired and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated.

               (h) Legal Opinion. Buyer shall have received an opinion from Clark & Trevithick, counsel to Seller, in form and substance of that attached hereto as Exhibit H.

               (i) Litigation: Other Events. No action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.

               (j) Termination of Employment and Services. Seller shall deliver to Buyer resignations, effective on or before the Closing Date, of each employee or independent contractor terminating all employment or service relationships with the Seller.


         6.2.  CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller, to the satisfaction, at or prior to September 30, 1999, of each of the following conditions:

               (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date. On the Closing Date, there shall be delivered to Seller a certificate signed by the President of Buyer to the foregoing effect.

               (b) Legal Opinion. Seller shall have received from Perkins Coie LLP, counsel for Buyer and from Syntel, Inc., an opinion, dated the Closing Date, in form and substance of that attached hereto as Exhibit I.

               (c) Employment Agreements. Buyer shall have delivered to Seller duly executed Employment Agreements for Employees of a number, and having skills, reasonably acceptable to the Seller.

               (d) Offer Letters. Buyer shall have delivered to Seller true copies of the offers for employment which Buyer has made to Employees of Seller who are listed on Schedule 3.16.

               (e) Noncompetition Agreements. Buyer shall have delivered to Seller the

         Noncompetition Agreements.

                              VII. INDEMNIFICATION

         7.1.  INDEMNIFICATION BY SELLER.

          Notwithstanding any investigation of the business and assets of Seller by or on behalf of Buyer, Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, and its officers, directors, employees, sellers, agents and affiliates ("Buyer's Indemnified Persons") from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and Legal Expenses (as defined in Article IX) (collectively, "Losses"), arising out of, based upon or in any way relating to:

               (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement or in any document delivered to Buyer pursuant to the provisions of this Agreement;

               (b) any Excluded Liability;

               (c) any claims by parties other than Buyer to the extent caused by acts or omissions of Seller on or prior to the Closing Date, including, but not limited to, claims for Losses which arise or arose out of Seller's operation of the Business or by virtue of Seller's ownership of the Business on or prior to the Closing Date;

               (d) any Environmental Claim arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws including, but not limited to, investigation, remediation, treatment or clean up of any contaminant that is reasonably shown to have been or are present, released, or disposed of prior to the Closing Date on properties now or previously owned or leased by Seller, or which are reasonably shown to have migrated or been discharged or transported from such properties prior to the Closing Date, in violation of Environmental Laws, or at levels which could give rise to liability for investigation, remediation, removal, treatment or clean up under Environmental Laws; provided that the disclosures made pursuant to Section 3.26 or any attachment thereto in no way limit the right of any of Buyer's Indemnified Persons to indemnification under this Section 7.1; and

               (e) enforcement of this Section 7.1.

         7.2.  INDEMNIFICATION BY BUYER.

          Notwithstanding any investigation of the business and assets of Buyer by or on behalf of Seller, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses arising out of, based upon or in any way relating to:

               (a) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any document delivered to Seller pursuant to the provisions of this Agreement;

               (b) any Assumed Liability;

               (c) any claims by parties other than Seller to the extent caused by the acts or omissions of Buyer after the Closing Date, including, but not limited to, claims for Losses which arise out of Buyer's operation of Seller or by virtue of Buyer's ownership of Seller after the Closing Date; and

               (d) enforcement of this Section 7.2.

         7.3.  BASKET; INDEMNITY

               (a) An "Indemnified Party" (as defined in Section 7.4) shall not be entitled to assert any claim for indemnification under this Article 7 unless and until such time as all claims for Losses of the Indemnified Party exceed $188,000 in the aggregate (the "Basket"). Once all Losses of an Indemnified Party exceed the Basket, the Indemnified Party shall, subject to the terms of this Article 7, be entitled to full indemnification for all Losses, including the Basket.

               (b) The parties hereto agree that the aggregate claims resulting from a breach or multiple breaches by any of the parties hereto of their respective representations, warranties, covenants or agreements made hereby or the failure by any party to perform their respective obligations under this Agreement, except as otherwise provided in the Non-Competition Agreement described on Exhibit F attached hereto, shall not exceed the total consideration paid by Buyer as set forth in
         Section 1.7 of this Agreement.

         7.4.  DEFENSE OF CLAIMS.

          If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

               (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

               (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

               (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

               (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to Taxes.

         After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 7.4, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this
Section 7.4. The reimbursement of fees, costs and expenses required by this
Section 7.4 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

         7.5. ENVIRONMENTAL MATTERS.

          Seller shall, at its sole expense and in the manner reasonably determined by Seller, conduct or direct any environmental clean-up or remediation which is required by law after the date of Closing and for which Seller is responsible under this Agreement, if any; provided, however, Seller will consult with Buyer with respect to such matters, will not take any action which will interfere with the ability of Buyer to carry on the Business in the ordinary course (unless required by law to do so), and will provide Buyer with a complete copy of any governmental filing or submission at the time it is made. Buyer agrees to cooperate with Seller in connection with any such clean-up or remediation including, without limitation, making relevant personnel and records available to Seller at all reasonable times at a reasonable charge to be agreed upon between Buyer and Seller.

         7.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of each party contained in this Agreement shall survive the Closing Date for a period of two years plus 60 days following the Closing Date, provided, however, that (i) the representations and warranties of Seller set forth in Sections 3.1 and 3.4 and, as to the title of the Business and the Acquired Assets, set forth in Section 3.11, shall survive indefinitely, and (ii) the representations and warranties set forth in Section
3.19 (relating to Taxes), shall survive until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates. Any claim for indemnity under Sections 7.1(a) or 7.2(a) shall be asserted in writing within the foregoing time periods.

         7.7.  REMEDIES.

          The rights and remedies of each party hereto arising by reason of the breach of any representation or warranty, or the default in any covenant, condition or undertaking by any other party hereto, shall not be limited to those set forth in this Agreement.

         7.8.  PAYMENT; OFFSET.

          Payment of any amounts due pursuant to this Article 7 shall be made within ten business days after resolution of the claim. The Seller and the Shareholders agree that any Earn-Out amounts payable by Buyer pursuant to
Section 1.7 shall be offset by the amount of any Losses or any other amounts owed to Buyer by Seller and the Shareholders, as Indemnifying Parties or otherwise, provided, however, that such offset shall not constitute Buyer's sole remedy for Losses.

                               VIII. TERMINATION

         8.1.  TERMINATION.

          This Agreement may be terminated at any time prior to Closing:

               (a) by mutual consent of Buyer and Seller;

               (b) by Buyer if Buyer, in its sole discretion, is not satisfied with its financial, business, environmental or legal due diligence review of Seller.

               (c) by either Buyer or Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement;

               (d) by either Buyer or Seller at any time after September 30, 1999 (the "Final Termination Date"), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 8.1, and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;

               (e) by Buyer if the Closing shall not have occurred on the Closing Date by reason of the failure of any of the conditions specified in Section 6.1 and such failure has not been waived by Buyer (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

               (f) by Seller if the Closing shall not have occurred by the Closing Date by reason of the failure of any of the conditions specified in Section 6.2 and such failure has not been waived by Seller (unless the failure results primarily from Seller himself breaching any representation, warranty or covenant contained in this Agreement); or


               (g) by either Buyer or Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

         8.2.  EFFECT OF TERMINATION.

          In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or Buyer's officers or directors, except for liabilities arising from a material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the obligations of the parties set forth in Sections 5.16 (Confidentiality) and 10.10 (Expenses) hereof shall survive such termination.

                            IX. CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" or "affiliate" of a specified person shall mean a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         "Employee" means the Seller's employees, sales agents and independent contractors who spend the majority of their working time on the business of the Company.

         "Environmental Claim" means any notice of any violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, but not limited to, the air, ground, water or any surface) at, in, by, from, or related to Seller's Business or any properties now or previously owned or leased by Seller, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials or other substances in connection with the operation of Seller's business or any properties owned or leased by Seller or (iii) the violation, or alleged violation, of any Environmental Laws in connection with Seller's Business or any properties now or previously owned or leased by Seller.

         "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation: the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901 et seq. (herein, collectively, RCRA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801, et seq. (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C. ss. 1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended, 42 U.S.C. ss. 7401-7642, (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 2601 et seq. (the "Toxic Substances Control Act"), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss. 136-136y ("FIFRA"), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C ss. 11001, et seq. (Title III of SARA) ("EPCRA") and similar or related state and local laws.

         "Environmental Permits" means, collectively, all permits, licenses, consents, approvals, registrations, certifications and authorizations presently required under Environmental Laws.

         "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted United States accounting principles.

         "Hazardous Materials" shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any governmental authority to be a hazardous or toxic substance regulated under any Environmental Laws.

         "Intellectual Property Rights" shall mean:

                   (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

                   (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including the name "Metier"), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

                   (iii) all copyrightable works, all copyrights, all mask works, and all applications, registrations, and renewals in connection therewith;

                   (iv) all material (1) trade secrets and (2) confidential business information (including ideas, research and development, technology, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and

                   (v) all other proprietary rights, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all license agreements (as licensee or licensor) relating to any of the foregoing.

         "Legal Expenses" means reasonable attorneys', accountants', investigators', and experts' fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.

         "Lien" shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another person of every nature and description whatsoever.

         "Person" or "person" shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

         "Remedial Action" means any action required under any Environmental Laws to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Software" means all computer software, whether owned, licensed or rented, which is used by Seller in the operation of the Business.

         "To the knowledge," or "known," and words of similar import shall mean the knowledge of a person after due and reasonable investigation.

         "Year 2000 Compliant" means:

                   (i) the functions, calculations and other computing processes of Seller's proprietary software, including without limitation all applications and formats (collectively, the "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input to Seller's proprietary software, whether before, on or after January 1, 2000, and whether or not the dates are affected by leap years;

                   (ii) Seller's proprietary software accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000;

                   (iii) Seller's proprietary software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date of input to Seller's proprietary software, whether before, on or after January 1, 2000;

                   (iv) Seller's proprietary software accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner;

                   (v) Seller's proprietary software stores and displays date information in ways that are unambiguous as to the determination of the century; and

                   (vi) All services provided by Seller to its customers relating to the customer's software will not cause the customer's software to fail but instead operate in a manner which would be Year 2000 Compliant as if the software had been Seller's proprietary software.

                              X. OTHER PROVISIONS

        10.1. DISPUTE RESOLUTION.

          Except to the extent that a specific dispute resolution mechanism is specified in this Agreement, the parties agree that all controversies or claims arising out of or relating to this Agreement shall be resolved as follows:

               (a) The parties will first attempt in good faith to promptly resolve any such controversy or claim arising hereunder by negotiation. The disputing party shall give the other party written notice of the dispute. Within fifteen (15) days after receipt of such notice, the receiving party shall submit to the disputing party a written response. The notice and response shall include a statement of each party's position and a summary of the evidence and arguments supporting its position. The parties shall meet at a mutually acceptable time and place within ten (10) days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

               (b) If the matter has not been resolved by the parties within thirty (30) days after the disputing party's notice, or if the party receiving such notice will not agree to meet with the disputing party within ten (10) days after its receipt of such notice, either party may initiate mediation of the controversy or claim in accordance with the Commercial Mediation Rules of the American Arbitration Association; except that, as to claims requesting equitable or declaratory relief, the disputing party may skip mediation and directly file for arbitration following the end of negotiation. The mediation shall be conducted in Oakland County, Michigan. The mediator(s) shall apply Michigan substantive law to the matter(s) which are the subject of the mediation.

               (c) If the matter has not been resolved pursuant to the mediation procedure referred to in Section 10.1(b) above within thirty (30) days of the initiation of such procedure, or if either party will not participate in a mediation, then any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement (including disputes as to the jurisdiction of the arbitrator(s)) shall be resolved, at the request of any party hereto (the "Initiation") directed to the American Arbitration Association (the "AAA"), by a binding arbitration. In the event that the amount in controversy in the arbitration is less than Two Hundred Thousand Dollars ($200,000) or the initiating party seeks equitable or declaratory relief, the arbitration shall be conducted by a single arbitrator; and if the amount in controversy in the arbitration equals or exceeds Two Hundred Thousand Dollars ($200,000) or the amount in controversy cannot be reasonably estimated at the Initiation, the arbitration shall be conducted by a panel of three arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "CAR") of the AAA, except as modified by the terms of this Section 10. The arbitration shall be conducted in Oakland County, Michigan. The arbitrator(s) shall apply Michigan substantive law to the matter(s) which are the subject of the arbitration. The arbitrator(s) shall have the power to grant all legal and equitable remedies and award such compensatory and punitive damages as may be granted or awarded by a court of the State of Michigan. The arbitrator(s) shall prepare and provide to the parties a written decision (the "Decision") on all matter(s) which are the subject of the arbitration, including factual findings and the legal reasons which form the basis of the Decision of the arbitrator(s). In the event that the arbitrator(s) shall commit errors of law or legal reasoning in the Decision, the arbitrator(s) shall be deemed to have exceeded the arbitrator(s)' powers; and the Decision and the award may be vacated or corrected pursuant to Michigan law. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the subject matter thereof. Costs of the arbitration shall be borne as directed by the arbitrator(s).

               (d) One or more of the parties to any arbitration proceeding commenced hereunder shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are awarded by the arbitration panel.


         10.2. ANNEXES, EXHIBITS AND SCHEDULES.

          All Annexes, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         10.3. AMENDMENT.

          This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. 10.4. NO WAIVER. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party's right to demand strict compliance with the terms of this Agreement.

         10.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          This Agreement, together with the Annexes, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         10.6. GOVERNING LAW.

          This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law).

         10.7. ACCOUNTING TERMS.

          All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with Generally Accepted Accounting Principles as applied in the United States on the date hereof.

         10.8. NOTICES.

          All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier, or (c) on the third (3rd) business day after deposit in the U.S. mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:

                  If to Buyer, addressed to:

                         Syntel, Inc.
                         2800 Livernois Road, Suite 400
                         Troy, Michigan 48083
                         Attn: Daniel M. Moore
                         Facsimile: 248-619-2894

                  With a copy to:

                         Perkins Coie LLP
                         135 Commonwealth Drive, Suite 250
                         Menlo Park, California 94025
                         Attn: Edward J. Wes
                         Facsimile: 650-752-6050

                  If to Seller, addressed to:

                         Metier, Inc. (aka JACF, Inc.)
                         865 S. Figueroa Street, Suite 2680
                         Los Angeles, CA 90017
                         Attn: Arabella Lam
                         Facsimile: 213-629-4300

                  With a copy to:

                         Clark & Trevithick
                         800 Wilshire Boulevard, 12th Floor
                         Los Angeles, CA 90017
                         Attn: Robert F. DeMeter
                         Facsimile: 213-624-9441


         or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         10.9.  COUNTERPARTS; HEADINGS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         10.10. EXPENSES.

          Regardless of whether the transactions contemplated hereby are consummated, except as otherwise set forth in Section 1.5 (such exception to apply only if the transactions hereby are consummated), each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.

         10.11. CONSTRUCTION.

          The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.12. SUCCESSORS AND ASSIGNS.

          This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 SYNTEL, INC., a Michigan corporation

                                 By:  /s/ Daniel Moore
                                     -----------------
                                 Its: Chief Administrative Officer
                                     -----------------------------

                                 METIER INC., a California corporation

                                 By:  /s/ Vivian Chow
                                     ----------------
                                 Its: Chief Executive Officer
                                     ------------------------

                                      /s/ Vivian Chow
                                     ----------------
                                      Vivian Chow

                                      /s/ Arabella Lam
                                     -----------------
                                      Arabella Lam

                                      /s/ Ronald Kong
                                     ----------------
                                      Ronald Kong

                                      /s/ Yayoi Christiansen
                                     -----------------------
                                      Yayoi Christiansen